Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--January 10, 2013--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.0313 per share payable January 30, 2013 to stockholders of record on January 21, 2013.

Golden Enterprises, Inc.’s basic and diluted income per share for the thirteen weeks ended November 30, 2012 was $.04, unchanged from the thirteen weeks ended December 02, 2011. Net sales for the quarter were basically even at $33,208,620 compared to the same quarter of 2011.

For the twenty-six weeks ended November 30, 2012 total net sales were $67,892,075, up 2% compared to the same period last year. Basic and diluted income per share was $.10 for the twenty-six week periods ending November 30, 2012 and December 2, 2011.

The following is a summary of net sales and income information for the thirteen weeks and twenty-six weeks ended November 30, 2012 and December 02, 2011.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 30,	December 2,	November 30,	December 2,
	2012	2011	2012	2011
Net sales	$33,208,620	$33,230,663	$67,892,075	$66,475,853

Income before income taxes	894,992	727,972	2,069,294	1,846,799
Income taxes	452,735	275,887	959,901	695,143
Net income	$442,257	$452,085	$1,112,393	$1,151,656

Basic and diluted income per share	$0.04	$0.04	$0.10	$0.10

Basic and diluted weighted shares outstanding	11,734,061	11,734,632	11,734,346	11,734,632

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132